1ST SOURCE CORPORATION
                             Post Office Box 1602
                          100 North Michigan Street
                          South Bend, Indiana 46634


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              AND PROXY STATEMENT

TO THE SHAREHOLDERS OF 1ST SOURCE CORPORATION

   The Annual Meeting of the Shareholders of 1st Source Corporation will be held at the 1st Source Bank Building, 4th Floor Boardroom, 100 North Michigan Street, South Bend, Indiana, on April 23, 1996, at 9:00 a.m. local time, for the purpose of considering and voting upon the following matters:

1. ELECTION OF DIRECTORS. Election of two Directors, one for a term expiring in 1997 and one for a term expiring in 1999, and reelection of three Directors for terms expiring in 1999.

2. AMENDMENT OF ARTICLE III OF THE ARTICLES OF INCORPORATION. Adoption of amendment to Article III increasing the authorized shares of common stock without par value to 40,000,000.

3. OTHER BUSINESS. Such other matters as may properly come before the meeting or any adjournment thereof.

   Shareholders of record at the close of business on February 20, 1996, are entitled to vote at the meeting.


                                             By Order of the Board of Directors

                                                             Vincent A. Tamburo
                                                                      Secretary


South Bend, Indiana
March 15, 1996


PLEASE DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU MAY, NEVERTHELESS, VOTE IN PERSON.

                             1ST SOURCE CORPORATION
                              Post Office Box 1602
                           100 North Michigan Street
                           South Bend, Indiana 46634



                                 PROXY STATEMENT

   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of 1st Source Corporation ("1st Source"), to be held on April 23, 1996, at
9:00 a.m. local time, at the 1st Source Bank Building, 4th Floor Boardroom,
100 North Michigan Street, South Bend, Indiana. Only Shareholders of record at the close of business on February 20, 1996, will be eligible to vote at the Annual Meeting. The voting securities of 1st Source consist only of Common Stock, of which 12,569,998 shares were outstanding on the record date. Each Shareholder of record on the record date will be entitled to one vote for each share. Cumulative voting is not authorized. The approximate date for making available this Proxy Statement and the form of proxy to Shareholders is March 15, 1996.

   The cost of solicitation of proxies will be borne by 1st Source. In addition to the use of mails, proxies may be solicited through personal interview, telephone, and telegraph by directors, officers and regular employees of 1st Source without additional remuneration therefor.

                                  REVOCABILITY

   Shareholders may revoke their proxies at any time prior to the meeting by giving written notice to Vincent A. Tamburo, Secretary, 1st Source Corporation, Post Office Box 1602, South Bend, Indiana 46634, or by voting in person at the meeting.

                         PERSONS MAKING THE SOLICITATION

   This solicitation is being made by the Board of Directors of 1st Source.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

   Ownership of beneficial owners of more than 5% of the Common Stock outstanding at February 20, 1996:

Name and Address             Type of Ownership     Amount     % of Class
Ernestine M. Raclin              Direct             1,654          .01%
100 North Michigan Street
South Bend, IN  46601          Indirect<F1>     4,097,462        32.60%
                                  Total         4,099,116        32.61%

Christopher J. Murphy III        Direct           344,395         2.74%
100 North Michigan Street
South Bend, IN  46601          Indirect<F2>       870,092         6.92%
                                  Total         1,214,487         9.66%

1st Source Bank as Trustee       Direct           796,770         6.34%
for the 1st Source
Corporation Employees'
Profit Sharing Plan and
Trust

<F1>    Owned indirectly by Mrs. Raclin who disclaims beneficial ownership thereof. Most of these securities are held in trust. While Mrs. Raclin is an income beneficiary of many of these trusts, the ultimate benefit and ownership will reside in her children and grandchildren.

<F2>    Owned indirectly by Mr. Murphy who disclaims beneficial ownership thereof. The securities are held by Mr. Murphy's wife and children, or in trust for the benefit of his wife and children. Mr. Murphy is not a current income beneficiary of most of the trusts.

                     INTEREST OF CERTAIN PERSONS IN MATTERS
                                TO BE ACTED UPON

   The Board of Directors knows of no matters to come before the Annual Meeting other than the matters referred to in this Proxy Statement. However, if any other matters should properly come before the meeting, the persons named in the enclosed proxy intend to vote in accordance with their best judgment. No director, nominee for election as director, nor officer of 1st Source has any special interest in any matter to be voted upon other than election to the Board of Directors. Directors, officers, and voting trustees have indicated that they intend to vote for all directors as listed in Proposal Number 1 and for Proposal Number 2.

                   PROPOSAL NUMBER 1:  ELECTION OF DIRECTORS

                        DIRECTORS AND EXECUTIVE OFFICERS

   The last Shareholders' meeting at which directors were elected was held on April 25, 1995. At that meeting, 94.0% of the shares outstanding were represented in person or by proxy. Directors were voted upon separately. No director received negative or withheld votes of 5% or more.

   The Board of Directors is divided into three (3) groups of directors whose terms expire at different times. At this meeting, five (5) directors are to be elected, one (1) to hold office until April, 1997 and four to hold office until April, 1999, or until the qualification and election of a successor. Directors will be elected by a plurality of the votes cast. The following information is submitted for each nominee as well as each director and each non-director executive officer continuing in office.

                                                                     Beneficial Ownership
                                                                   of Equity Securities<F1>
                                                           Year
                                                         in Which
                                                        Directorship    Common     % of
Name                       Age  Principal Occupation<F3>  Assumed      Stock<F2>   Class

                      NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
Term Expiring in April, 1997
William P. Johnson          53   Chairman and Chief                      500         -
                                 Executive Officer,
                                 Goshen Rubber Co.,  Inc.
                                 (rubber and plastic parts
                                 manufacturer); Director,
                                 American United Life
                                 Insurance Co. and Coach-
                                 man Industries, Inc.

Term Expiring in April, 1999

Rex Martin                 44    President and Chief                   1,000         -
                                 Executive Officer,
                                 NIBCO, Inc. (copper
                                 and plastic plumbing
                                 parts manufacturer)

                     NOMINEES FOR REELECTION TO THE BOARD OF DIRECTORS

Terms Expiring in April, 1999

Lawrence E. Hiler          50    President,                 1992       1,300         -
                                 Hiler Industries, Inc.
                                 (metal castings)

Christopher J. Murphy III  49    President and Chief        1972   1,214,487       9.66%
<F4><F5>                         Executive Officer,
                                 1st Source Corporation
                                 and 1st Source Bank;
                                 Director, Comair, Inc.,
                                 Quality Dining, Inc. and
                                 Titan Holdings, Inc.

Ernestine M. Raclin        68    Chairman of the Board,     1976   4,099,116      32.61%
<F4><F5>                         1st Source Corporation
                                 and 1st Source Bank;
                                 Director,  NIPSCO

                               DIRECTORS CONTINUING IN OFFICE

Terms Expiring in April, 1997

Rev. E. William Beauchamp  53    Executive Vice President,  1989         369         -
                                 University of Notre Dame

Paul R. Bowles             58    Former Vice President,     1988       6,546         -
                                 Corporate Development,
                                 Clark Equipment Company
                                 (off-highway components
                                 and construction machinery
                                 manufacturing)

JoAnn R. Meehan            69    Civic Leader               1972         624         -

Richard J. Pfeil           63    President & Chairman,      1971      20,452         -
                                 Koontz-Wagner Electric
                                 Company, Inc. (electrical
                                 equipment installer and
                                 supplier)

Terms Expiring in April, 1998

Philip J. Faccenda         66    President, Bear Financial, 1983     561,603       4.47%
                                 Inc. (venture capital); Vice
                                 President and General
                                 Counsel Emeritus,
                                 University of Notre Dame;
                                 Director, Hilb, Rogal &
                                 Hamilton

Daniel B. Fitzpatrick      38    Chairman, President,       1995      11,630         -
                                 Chief Executive Officer
                                 and Director, Quality
                                 Dining, Inc. (quick
                                 service and casual dining
                                 restaurant operator)

Leo J. McKernan            57    Former Chairman, Presi-    1989       3,755         -
                                 dent and Chief Executive
                                 Officer, Clark Equipment
                                 Company (off-highway
                                 components and construction
                                 machinery manufacturing)

Dane A. Miller, Ph.D.      50    President, Chief Executive 1987      11,278         -
                                 Officer and Director,
                                 Biomet, Inc. (medical
                                 products and technology)

                               NON-DIRECTOR EXECUTIVE OFFICERS

Wellington D. Jones III    51    Executive Vice President,            77,598         -
                                 1st Source Corporation
                                 and 1st Source Bank


Richard Q. Stifel          54    Executive Vice President,            32,900         -
                                 1st Source Bank - Prior
                                 thereto, Senior Vice President

Vincent A. Tamburo         61    Senior Vice President,               27,903         -
                                 General Counsel and Secre-
                                 tary, 1st Source Corporation
                                 and 1st Source Bank

Larry E. Lentych           49    Senior Vice President,               27,853         -
                                 Treasurer and Chief Financial
                                 Officer, 1st Source Corpo-
                                 ration and 1st Source Bank-
                                 Prior thereto, Senior Vice
                                 President and Treasurer

All Directors and Executive Officers as a Group (17 persons)       5,514,446      43.87%

<F1>  Based on information furnished by the directors and executive officers as of February 20, 1996.

<F2>  The amounts shown include shares of Common Stock held directly or indirectly in the following amounts by spouses and other family members of the immediate households of the following directors, who disclaim beneficial ownership of such securities: Christopher J. Murphy III, 870,092 shares; Ernestine M. Raclin, 4,097,462 shares. Voting authority for 615,358 shares owned beneficially by Mr. Murphy and 3,073,534 shares owned beneficially by Mrs. Raclin is vested in 1st Source Bank as Trustee for various family trusts. Investment authority for those shares is held by 1st Source Bank as Trustee of the underlying trusts.
      Mr. Faccenda holds 542,454 shares in fiduciary capacity as Trustee of two (2) trusts for the benefit of Mrs. Raclin.

<F3>  The principal occupation represents the employment for the last five years for each of the named directors. Directorships presently held in other registered corporations are also disclosed.

<F4>  Mr. Murphy is the son-in-law of Mrs. Raclin.

<F5>  Mr. Murphy and Mrs. Raclin are control persons as defined under Rule 405 of the Securities Act.

   Directors and officers of 1st Source and their associates were customers of and had transactions with 1st Source and its subsidiaries in the ordinary course of business during 1995; additional transactions are expected to take place in the ordinary course of business in the future. All outstanding loans and commitments were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable trans-actions with other persons and did not involve more than the normal risk of collectibility, or present other unfavorable features. Credit underwriting procedures followed were no less stringent than those for comparable trans-actions with other borrowers.

   In 1987, 1st Source invested in a venture capital limited partnership after a presentation made by it to 1st Source and a group of 1st Source customers, directors and officers. As a result, 1st Source subscribed to a $500,000 limited partnership interest in the venture capital limited partnership for its own account. As an accommodation to Director Raclin and former directors
Van E. Gates and Merlin J. Hanson, 1st Source subscribed to an additional $250,000 limited partnership interest for their account. 1st Source continues to own two-thirds (2/3) of this investment for its own account, and one-third (1/3) for these persons. As of December 31, 1993, the total $750,000 subscription has been paid, $250,000 of which has been paid by the above-named persons.

   During 1992, 1st Source subscribed to a $600,000 limited partnership interest in a venture capital limited partnership for its own account. As an accommodation to Director Raclin and former Director Gates, 1st Source subscribed to an additional $150,000 limited partnership interest for their account. 1st Source continues to own 80% of this investment for its own account, and 20% for these persons. As of December 31, 1995, $607,500 of the total subscription has been paid, $121,500 of which has been paid by the above-named persons. Each of these persons has paid to 1st Source, when due, all amounts required to be paid by 1st Source, under the subscription agreements for these persons' interest. 1st Source may engage in similar transactions with its customers, directors and officers in the future.

                                BOARD COMMITTEES

   1st Source and its major subsidiary, 1st Source Bank, share the following permanent committees made up of board members of both organizations. Executive, Audit, Human Resources and Executive Compensation Committee members are appointed annually after the Annual Meeting of Shareholders.

   Executive Committee - Members of the Executive Committee are
Ernestine M. Raclin, Chairman; Paul R. Bowles, Philip J. Faccenda, Daniel B. Fitzpatrick, Christopher J. Murphy III, and Richard J. Pfeil. The committee met two (2) times in 1995. The committee has the power to act for the Board of Directors between Board meetings subject to certain statutory limitations. The committee also carries out the functions of the Nominating Committee and will consider nominees for election to the Board of Directors recommended by Shareholders, if submitted in writing at least 120 days prior to the next Annual Meeting to be held on or about April 22, 1997. Nominations should be addressed to the attention of the Chairman, Executive Committee, c/o 1st Source Corporation.

   Audit Committee - Members of the Audit Committee are Daniel B.
Fitzpatrick, Chairman; Paul R. Bowles, Lawrence E. Hiler and JoAnn R.
Meehan, 1st Source Directors; Anne M. Hillman, H. Thomas Jackson, Craig A. Kapson, David L. Lerman and Harold E. Slutsky, 1st Source Bank Directors.
The committee held four (4) meetings in 1995. The function of the Audit Committee is to review the scope and results of the audits by the internal audit staff and the independent accountants. The committee also reviews the adequacy of the accounting and financial controls and presents the results to the Board of Directors with respect to accounting practices and internal procedures. It also makes recommendations for improvements in such procedures.

   Human Resources Committee - Members of the Human Resources
Committee are Rev. E. William Beauchamp, Chairman; Philip J. Faccenda,
Leo J. McKernan, Dane A. Miller and Richard J. Pfeil, 1st Source Directors; Terry L. Gerber, John T. Phair and Elmer H. Tepe, 1st Source Bank Directors. The committee held four (4) meetings in 1995. The purpose of the committee is to establish wage and benefit policies for 1st Source and its subsidiaries and to approve individual salary and benefit plans for the senior officers of 1st Source Bank.

   Executive Compensation Committee - Members of the Executive Compensation Committee are Philip J. Faccenda, Chairman; Paul R. Bowles and Richard J. Pfeil. The committee held two (2) meetings in 1995. The Executive Compensation Committee determines compensation for senior management personnel, reviews the Chief Executive Officer and manages the company's stock plans.

   Meetings of the Board of Directors and Directors' Compensation - The
Board of Directors held five (5) meetings in 1995. An incumbent director who attended fewer than 75% of the aggregate total meetings of the Board of Directors and all committees of the board of 1st Source on which they served was Dane A. Miller. Directors receive fees in the amount of $5,000 per year, and $300 per board meeting and committee meeting attended. Committee chairpersons receive $350 per meeting. Total fees paid in 1995 were $128,700.

                       REMUNERATION OF EXECUTIVE OFFICERS

   The following tables set forth all aggregate remuneration accrued by 1st Source and its subsidiaries for 1995 for 1st Source's chief executive officer and each of 1st Source's other four most highly compensated executive officers.

                                              SUMMARY COMPENSATION TABLE


                                       Annual                                             Long-Term
                                    Compensation                                         Compensation
           (A)                  (B)      (C)       (D)         (E)             (F)           (G)           (H)
                                                                            Securities
                                                            Other Annual    Underlying       LTIP       All Other
Name and Principal Position     Year    Salary   Bonus<F2>  Compensation   Options (#Sh)  Payouts<F2> Compensation<F3>
Ernestine M. Raclin             1995   $250,000         -     $ 7,000                -             -      $13,594
Chairman of the Board           1994    240,769         -       7,000                -             -       12,677
1st Source and 1st Source Bank  1993    228,000         -       7,000                -             -       16,956

Christopher J. Murphy III<F1>   1995    368,082  $156,684      19,550                -      $138,412       13,594
President & CEO                 1994    345,855   100,000      19,617           22,326       116,884       12,677
1st Source and 1st Source Bank  1993    325,692    75,500      18,603           26,047       108,633       17,247

Wellington D. Jones III         1995    176,770    50,985       5,152                -        47,624       13,594
Executive Vice President        1994    166,280    30,211       5,461           11,576        44,818       12,677
1st Source and 1st Source Bank  1993    155,385    23,500       5,145           13,892        41,423       14,376

Richard Q. Stifel               1995    136,820    32,399       3,742                -        29,663       13,527
Executive Vice President        1994    128,889    21,093       3,912            8,684        27,739       12,447
1st Source Bank                 1993    120,462    18,500       5,528           10,419        24,936       11,611

Vincent A. Tamburo              1995    121,221    17,569       1,077                -        21,636       11,755
Senior Vice President,          1994    115,250    15,456       1,061                -        16,911       10,766
General Counsel and Secretary   1993    111,696     8,125       1,035            4,341        15,497        9,844
1st Source and 1st Source Bank

<F1>  Mr. Murphy's Employment Agreement (the "Agreement") provides for a
      $300,000 base salary, with annual increases of not less than 5% and cash bonus payments based on a formula which is computed in a manner similar to the awards to executives under the Executive Incentive Plan and Long-Term Executive Award Program. The Agreement is a five-year contract which is extended from year to year unless either party gives notice not to extend. In the event of his disability, the Agreement terminates and Mr. Murphy will receive his base salary for up to one year, in addition to other disability programs in effect for all officers of 1st Source. In the event of his death, 1st Source shall pay to the estate or other designated beneficiary a death benefit equal to three times his base salary and bonus paid in the preceding year, in addition to life insurance benefits. If Mr. Murphy terminates his employment because of any adverse change in his status as President or Director, resulting in a diminution of his duties, he shall continue to receive his base salary for a period of twelve months after such termination. If
      Mr. Murphy's employment terminates within one year of a change in control (which term includes any third party which becomes beneficial owner of 20% or more of the outstanding stock of 1st Source or any approval of any transaction which results in a disposition of substantially all of the assets of 1st Source), he shall receive severance pay in cash equal to
      2.99 times his "Annualized Includable Compensation" (as defined under the Internal Revenue Code). The Agreement also contains restrictive covenants which provide, among other things, that Mr. Murphy not compete with 1st Source in bank or bank-related services for a twelve-month period, within certain designated counties of Indiana, after his termination of employment.

<F2>  1st Source has an Executive Incentive Plan (the "Plan") which is administered by the Executive Compensation Committee (the "Committee") of the Board. Awards under the Plan consist of cash and "Book Value" shares of Common Stock. "Book Value" shares are awarded annually on a discretionary basis and are subject to forfeiture over a period of five (5) years. The Plan shares may only be sold to 1st Source, and such sale is mandatory in the event of death, retirement, disability or termination of employment. 1st Source may terminate or extend the Plan at any time.

      During February 1996 and March 1991, 1st Source granted special long-term incentive awards (the "Awards") to participants in the Executive Incentive Plan administered by the Committee. The 1996 Award was granted for the attainment of the company's long-term goals for 1995 which were set in 1990. The 1991 Award was granted for the attainment of the company's long-term return on assets goal for 1990, set in 1986. Both Awards were split between cash and 1st Source Common Stock valued at the market price at the time of the award. Such shares are subject to forfeiture over a period of ten (10) years. The first 10% of these shares was vested at the grant of the Award. Subsequent vesting requires
      (i) the participant to remain an employee of 1st Source and (ii) that 1st Source be profitable on an annual basis based on the determination of the Committee.

      1st Source also has a Restricted Stock Award Plan (the "Restricted Plan") for key employees. Awards under the Restricted Plan are made to employees recommended by the Chief Executive Officer and approved by the Committee. Shares awarded under the Restricted Plan are subject to forfeiture over a ten (10) year period. Vesting is based upon meeting certain criteria, including continued employment by 1st Source.


      The bonus amounts represent the annual cash awards under the Plan. Vested stock under the Plan, the Awards and the Restricted Plan is included in the LTIP column. The value placed on "Book Value" shares is the book value per share as of December 31 of each year. The value placed on market value shares is market value as of December 31 of each year. Mr. Murphy receives this vested amount in cash.

      Unvested stock holdings under the Plan, the Awards and the Restricted Plan as of December 31, 1995 are as follows:

                                Book Value  Market Value  Calculated
      Name                        Shares       Shares        Value
      Christopher J. Murphy III   25,484       13,170      $607,739
      Wellington D. Jones III      8,091        4,142       192,067
      Richard Q. Stifel            5,460        2,577       124,704
      Vincent A. Tamburo           2,632        1,362        62,808

<F3>  All amounts reported in the "All Other Compensation" column represent
      1st Source contributions to defined contribution retirement plans.

              EXECUTIVE INCENTIVE PLAN - AWARDS IN LAST FISCAL YEAR

                           Number of   Performance     Number     Performance
                          Book Value   Period Until   of Market   Period Until
Name                      Shares<F1>    Payout<F2>  Value Shares   Payout<F3>
Christopher J. Murphy III    8,594       5 years        6,889       10 years
Wellington D. Jones III      2,698       5 years        1,869       10 years
Richard Q. Stifel            1,663       5 years        1,253       10 years
Vincent A. Tamburo             882       5 years          452       10 years

<F1>  Mr. Murphy will receive his vested awards in cash.

<F2>  Vesting of awards is tied to 1st Source achieving a 7% annual increase in net income over the next five years. Twenty percent (20%) of the award vests each year based on attaining the performance.

<F3>  Vesting of awards is tied to 1st Source being profitable on an annual basis as determined by the Committee. Ten percent (10%) of the award vests each year based on attaining the performance. The first 10% was vested at the time of the award.

                              PENSION PLAN BENEFITS

   Annual pension benefits payable to executive officers under annuity contracts received from the terminated Pension Plan are as follows:

                                               Annual Pension
                    Name                          Benefits
                    Ernestine M. Raclin           $11,226
                    Christopher J. Murphy III      17,078
                    Wellington D. Jones III         6,694
                    Richard Q. Stifel               3,879

                     EXECUTIVE COMPENSATION COMMITTEE REPORT

   1st Source officers are reviewed once a year by their immediate supervisor. The review covers a variety of management and professional characteristics and performance relative to individual, group, and company goals.

   The performance review is an integral part of 1st Source's Salary Administration Program. All positions are rated and placed in a salary range. Annually, with our approval, management establishes a salary performance grid that sets the range of merit increases that may be given to officers depending on their review and their respective position (lower, middle or upper third) in their respective salary range.

   The categories of performance under the company's review program are:

   - Substantially and consistently exceeds job requirements;
   - Often exceeds job requirements;
   - Meets and sometimes exceeds job requirements;
   - Meets some job requirements, improvement is required; and,
   - Does not meet minimal job requirements.

   Management awards salary increases as determined under the guidelines of the Salary Administration Program in conformance with the salary performance grid and the annual budget.

   All of the officers reported herein, including Mr. Murphy, are under the 1st Source Salary Administration Program. In his case, he is evaluated by us against a series of objectives set in the company's annual budget plan and in its long-term strategic plan as annually approved by our full Board. We reviewed Mr. Murphy's salary in December 1995. We reviewed his performance relative to achieving 1994's goals and his progress toward 1995's. The company had exceeded its quantitative objectives in 1994 and met most of its qualitative objectives as well. We determined that Mr. Murphy's performance "often exceeds job requirements" and he was therefore eligible to receive a 4% to 8% base salary increase.

   In addition to using the company's salary administration program, we compared Mr. Murphy's compensation, both base salary and bonus, with compensation levels for CEO's of bank holding companies of comparable size and performance in the Midwest and nationally. We reviewed compensation comparisons and bank performance data prepared by Ben S. Cole Financial Corporation, the Bank Administration Institute, Sheshunoff and Company, Wyatt Company, and the Indiana Bankers Association. Based on these factors, we increased Mr. Murphy's base salary 6.1% in December 1995.

   Bonuses under 1st Source's Executive Incentive Plan are determined annually following the close of the year. The bonus is calculated based on the officer's "partnership level" adjusted for the company's performance relative to plan and for the individual's performance relative to weighted objectives set at the beginning of the year. In Mr. Murphy's case, the base bonus calculation is 15% of his salary. For each 1% that the company varies from its profit plan for the year, the base bonus is adjusted up or down by 2.5%.

   Once the base bonus is calculated, an officer can receive 100% to 300% of the amount depending on their individual performance. As with all Executive Incentive Plan participants, the reviewer assesses performance relative to an agreed upon set of objectives. In Mr. Murphy's case, these are the annual business objectives and company's long-term goals as approved by the Board.
In 1995, the company achieved its long-term return on assets goal, expanded its branch network, and exceeded its annual financial and credit quality goals. Accordingly, Mr. Murphy was awarded a bonus of $210,031 for 1995's performance.

   Under the company's Executive Incentive Plan, 50% of this bonus will be paid in cash in March 1996 to Mr. Murphy. The other 50% is subject to forfeiture over the next five (5) years. The forfeiture lapses ratably for each year
Mr. Murphy remains with the company and for each year the company grows its net income by a minimum of 7% per year. During this period, the "at risk" portion of the bonus is delineated in book value stock but is paid in cash to Mr. Murphy as the forfeiture lapses. The company's Executive Incentive Program limits bonuses, at time of award, to 75% of salary.

   In addition, bonuses under 1st Source's special long-term incentive award program were determined following the end of 1995 for the current five-year period. The bonus is calculated based on the officer's "partnership level" adjusted for the company's performance relative to the 1995 long-term goals set in 1990 and for the individual's performance over the five-year period. The Company achieved or exceeded its long-term profitability growth and credit quality goals and generally met its qualitative goals. Accordingly, Mr. Murphy was awarded a bonus of $206,675 for 1991 to 1995 performance, a portion of which is subject to forfeiture over the next ten (10) years.

   Under the company's Long-Term Incentive Plan, 25% of this bonus will be paid in cash in March 1996 to Mr. Murphy. The other 75% will be paid in stock. These shares are subject to forfeiture as described in footnote (2) to the Summary Compensation Table.

                       EXECUTIVE COMPENSATION COMMITTEE
                         Philip J. Faccenda, Chairman
                                Paul R. Bowles
                               Richard J. Pfeil


                      OPTION GRANTS IN LAST FISCAL YEAR
          There have been no option grants in the last fiscal year.

                              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                     AND DECEMBER 31, 1995 OPTION VALUES


         (a)                  (b)         (c)                (d)                          (e)
                                                          Number of               Value of Unexercised
                                                    Securities Underlying             In-the-Money
                                                    Unexercised Options at             Options at
                                                      December 31, 1995             December 31, 1995
                        Shares Acquired  Value
Name                     on Exercise    Realized  Exerciseable Unexerciseable   Exerciseable  Unexerciseable
Christopher J. Murphy III      -           -       253,819         32,558        $3,510,395      $434,975
Wellington D. Jones III        -           -        57,948          5,127           857,416        38,606
Richard Q. Stifel              -           -        20,276         11,851           211,674       119,612
Vincent A. Tamburo             -           -         4,341              -            38,288             -

               COMPARISON OF FIVE YEAR CUMULATIVE RETURN<F1>
                   AMONG 1ST SOURCE, NASDAQ MARKET INDEX
                          AND PEER GROUP INDEX<F2>


            31-Dec-90  31-Dec-91  31-Dec-92  31-Dec-93  31-Dec-94  31-Dec-95
1st Source     100        174        266        271        320        454
NASDAQ Index   100        128        130        156        163        212
Peer Group     100        167        215        225        210        306

<F1>  Assumes $100 invested on December 31, 1990 in 1st Source Corporation common stock, NASDAQ market index, and peer group index.

<F2>  The peer group is a market-capitalization weighted stock index of banking companies in Indiana, Illinois, Michigan, Ohio and Wisconsin.

NOTE:  Total return assumes reinvestment of dividends.

                    COMPLIANCE WITH SECURITIES EXCHANGE ACT

   The Securities Exchange Act of 1934 requires executive officers and directors to file reports of ownership and changes in ownership of 1st Source Corporation stock with the Securities and Exchange Commission and to furnish 1st Source with copies of all reports filed. Based solely on a review of the copies of such reports furnished to 1st Source and written representations from the executive officers and directors that no other reports were required, 1st Source believes that all filing requirements were complied with during the last fiscal year, except that an initial report of ownership was filed late by Director Fitzpatrick.


                                PROPOSAL NUMBER 2

             Amendment of Article III of the Articles of Incorporation

   On January 22, 1996, the Board of Directors unanimously approved the following Proposal, subject to the approval of the holders of a majority of the outstanding Common Stock of 1st Source. If approved by the Shareholders, this proposal which amends the Articles of Incorporation will become effective upon the filing of Articles of Amendment with the Indiana Secretary of State.
1st Source intends to make such filing as soon as practicable after the annual Shareholders' meeting.

   Article III, as amended, would authorize 1st Source to issue 40,000,000 common shares without par value. The number of preferred shares 1st Source has authority to issue remains unchanged at 10,000,000.

   The Board has concluded that it is in the best interest of 1st Source and its Shareholders to increase the authorized Common Stock from 15,000,000 to 40,000,000 so that additional shares would be available for general corporate purposes, including acquisitions, financings, stock dividends, stock splits or funding of employee incentive plans. The additional shares authorized by the proposed amendments would, therefore, be available to provide flexibility in the event the shares should be needed for any desirable corporate purpose.
This could, however, result in some dilution of the voting power of shareholders. Further, one or more acquisitions could have the possible effect of diluting earnings and/or book value per share.

   This amendment to Article III is not intended as an anti-takeover measure, but it may have that effect. Although the Board presently has no intention of doing so, the authorized but unissued common shares, including the preferred shares, could be used to defeat certain takeover attempts through the issuance of a number of shares sufficient to dilute the interest of a person seeking control or to increase the total amount of consideration necessary for a person to obtain control.

   There are no current plans, arrangements, or understandings that would result in the issuance of shares to be authorized by this Proposal Number 2.

   The amended Article III is attached in full text as Exhibit A.

   THE BOARD RECOMMENDS A VOTE FOR THE AMENDMENT TO ARTICLE III.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

   The financial statements of 1st Source are audited annually by independent accountants. For the year ended December 31, 1995, and the six preceding years, the audit was performed by Coopers & Lybrand, South Bend, Indiana. Representatives of the firm of Coopers & Lybrand will be available to respond to questions during the Annual Meeting. These representatives have indicated that they do not presently intend to make a statement at the Annual Meeting.

                         PROPOSALS OF SECURITY HOLDERS

   Proposals submitted by security holders for presentation at the next Annual Meeting must be submitted in writing to the Secretary, 1st Source Corporation, on or before November 6, 1996.

                             ADDITIONAL INFORMATION

   As to the proposals presented for approval, a plurality of the shares voted is required for approval.

   COPIES OF 1ST SOURCE'S MOST RECENT FORM 10-K WILL BE PROVIDED, WITHOUT CHARGE, ON WRITTEN REQUEST TO: TREASURER, 1ST SOURCE CORPORATION, POST OFFICE BOX 1602, SOUTH BEND, INDIANA 46634.

   A copy of 1st Source's Annual Report is furnished herewith to Shareholders for the calendar year ended December 31, 1995, containing financial statements for such year. The financial statements and the Report of Independent Accountants are incorporated by reference in this Proxy Statement.

                                            By order of the Board of Directors,


                                                             Vincent A. Tamburo
                                                                      Secretary

Dated March 15, 1996

                                   EXHIBIT A
           AMENDMENT TO ARTICLE III OF THE ARTICLES OF INCORPORATION

                                  ARTICLE III
                            AMOUNT OF CAPITAL STOCK

   The total number of shares of capital stock which the Corporation has authority to issue is 50,000,000, all of which shall be divided into two classes of shares to be designated "Common Stock" and "Preferred Stock," respectively, as follows:

   40,000,000 shares of Common Stock, no par value; and,

   10,000,000 shares of Preferred Stock





          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Ernestine M. Raclin, Christopher J.
Murphy III, and Vincent A. Tamburo and each of them Proxies; to represent the undersigned, with full power of substitution, at the Annual Meeting of Shareholders of 1st Source Corporation to be held on April 23, 1996 and at any and all adjournments thereof.

1. ELECTION OF DIRECTORS.

   ___ FOR all nominees listed below (except as marked to the contrary)

   ___ WITHHOLD AUTHORITY to vote for all nominees listed below

INSTRUCTION:  to withhold authority to vote for any individual nominee, strike a line through or otherwise strike the nominee's name in the list below.

TERM EXPIRES APRIL, 1997:  William P. Johnson
TERMS EXPIRE APRIL, 1999:  Lawrence E. Hiler               Rex Martin
                           Christopher J. Murphy III       Ernestine M. Raclin

2. AMENDMENT OF ARTICLE III OF THE ARTICLES OF INCORPORATION.
   ___ FOR              ___ AGAINST              ___ ABSTAIN

3. SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.


                              1ST SOURCE CORPORATION
                               Post Office Box 1602
                             South Bend, Indiana 46634





This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted for all nominees listed in Proposal 1 and for Proposal 2.

Please sign exactly as shares are registered. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                   Please mark, sign, date and return the Proxy promptly using the enclosed envelope.

                                   ____________________________________________
                                   Signature

                                   ____________________________________________
                                   Signature If Held Jointly

                                   Dated: _______________________________, 1996